UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2009

AirTran Holdings, Inc.
(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827
(Address of principal executive offices) (Zip Code)

(407) 318-5600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01.	Entry into a Material Definitive Agreement.

As further discussed below, on September 26, 2009, we entered into amendments to our Credit Facility and our credit card processing agreement with our largest credit card processor (as measured by volume processed for us).

The Credit Facility was amended to:

·	Extend the expiration date to December 31, 2010;

·	Increase the amount that may be borrowed under the revolving line of credit facility from $90 million to $125 million; and

·	Reduce the permitted maximum aggregate of outstanding letters of credit plus outstanding borrowings under the Credit Facility from $215 million to $175 million

Our agreement with our largest credit card processor was amended to extend the expiration date from December 31, 2009 to December 31, 2010.

The text set forth in Item 2.03 and Item 8.01 is incorporated into this Item by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment of Credit Facility

In July 2008, AirTran Airways, Inc. (“Airways”), a wholly-owned subsidiary of AirTran Holdings, Inc. (“AirTran” or the “Company”), obtained a letter of credit facility which provided for a financial institution to issue letters of credit. Such letter of credit facility was amended and restated on October 31, 2008 to, among other things, provide Airways with a revolving line of credit. We sometimes refer to the combined letter of credit facility and revolving line of credit facility as a whole as the “Credit Facility”, and we sometimes refer to its components as the “letter of credit facility” and the “revolving line of credit facility”, respectively.

The following discussion summarizes the terms of the Credit Facility as amended September 26, 2009 and effective as of September 30, 2009. Under the revolving line of credit facility we are permitted to borrow, upon two (2) business days notice, until December 31, 2010 (the “Expiration Date”), up to $125 million for general corporate purposes. Under the letter of credit facility, we are entitled to the issuance by a financial institution, until 30 days prior to the Expiration Date, of letters of credit for the benefit of one or more of our credit card processors. The aggregate amount of outstanding letters of credit under the letter of credit facility plus the outstanding amount borrowed under the revolving line of credit facility is not permitted to exceed an aggregate of $175 million. Amounts borrowed under the revolving line of credit facility bear interest at a rate of 12 percent per annum and must be repaid within three (3) business days to the extent that our aggregate unrestricted cash and investment amount exceeds a specified threshold.  We are also required to pay a facility fee, letter of credit fees and fees on undrawn amounts under the revolving line of credit facility. We may borrow once a month and are permitted to repay amounts borrowed at any time without penalty.

The aggregate of amounts borrowed and outstanding letters of credit under the Credit Facility is not permitted to exceed the estimated value of the collateral securing such facility. The Credit Facility includes various covenants, including limitations on:  (A) dividends and distributions; (B) the incurrence of indebtedness; (C) the prepayment of indebtedness; and (D) mergers and acquisitions. In the event of a change in control, as defined, the lender may require us to post cash collateral to secure the letter of credit obligations and require us to repay outstanding loans under the revolving line of credit facility. Drawings under any letter of credit may be made only to satisfy our obligation to a beneficiary credit card processor to cover chargebacks arising from tickets sold during the period of exposure to be covered by the letter of credit, which, in the case of the sole letter of credit outstanding in favor of our largest credit card processor, will end November 30, 2009, but is subject to periodic extensions, at the discretion of the lender, ending not later than December 31, 2010, and is subject to earlier termination upon the occurrence of a material adverse change in our financial condition or other like event. We expect that the period of exposure to be covered by the initial letter of credit will be periodically extended through December 31, 2010, in the absence of a material adverse change in our financial condition or other like event. The letter of credit in favor of our largest credit card processor will expire no later than eighteen months after the end of the period of exposure covered. The periods of exposure to be covered by, and expiration dates of, subsequently issued letters of credit will be determined by mutual agreement between the lender and us.

Airways’ obligations under the Credit Facility remain secured by the pledge of -- directly or indirectly -- its accounts receivable; ground equipment; aircraft parts; certain inventory; its residual interest in owned B717 aircraft; certain real property assets, and certain other assets, including various contract rights which include but are not limited to rights under certain purchase and sale agreements for aircraft and hedging agreements. Airways’ obligations under the Credit Facility are guaranteed by AirTran. Airways’ obligations and the related AirTran guarantee rank senior in right of payment to the subordinated indebtedness of the applicable company and rank equally with senior indebtedness of the applicable company.

Item 3.02.	Unregistered Sales of Equity Securities.

On October 31, 2008, in connection with the Credit Facility, we issued warrants to purchase approximately 4.7 million shares of our common stock. On September 25, 2009, we exchanged 2.9 million shares of our common stock for all of the previously issued and outstanding warrants, which warrants were thereafter cancelled. The shares were issued to the lender under the Credit Agreement in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 8.01.	Other Events.

Amendment to Credit Card Processing Agreement and Credit Card Processing Arrangements

We have agreements with organizations that process credit card transactions arising from the purchase of air travel by customers of Airways. Each of our agreements with our credit card processors allows, under specified conditions, the processor to retain cash related to future travel that such processor otherwise would remit to us (a holdback). Holdbacks are classified as restricted cash on our condensed consolidated balance sheet. Once the customer travels, any related holdback is remitted to us.

On September 28, 2009, we amended the processing agreement with our largest credit card processor (based on volume processed for us). The amendment extended the expiration date of the agreement from December 31, 2009 to December 31, 2010.

Each agreement with our two largest credit card processors (based on volumes processed for us) has been amended in 2009 resulting in changes to contractual terms generally favorable to us. Our agreement with our largest credit card processor expires December 31, 2010. Each agreement with our two largest credit card processors provides that a processor may holdback amounts that would otherwise be remitted to us in the event that a processor reasonably determines that there has been a material adverse occurrence or certain other events occur. Our agreement with our largest credit card processor also provides that the processor may holdback amounts that would otherwise be remitted to us in the event that our aggregate unrestricted cash and investments (as defined) falls below agreed upon levels. To the extent that we achieve specified aggregate unrestricted cash and investment levels, our agreement with our largest credit card processor also provides for a reduction or elimination of the percent of its exposure that such processor is currently entitled to holdback. We have the contractual right to reduce the amounts which are otherwise withheld by our two largest credit card processors to the extent that we provide the applicable processor with a letter or letters of credit. As of September 30, 2009, a $50 million letter of credit had been issued for the benefit of our largest credit card processor under our letter of credit facility.

As of September 30, 2009, we were in compliance with our credit card processing agreements and our two largest processors were holding back no cash remittances from us.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.
99.1
Press Release announcing the closing of various transactions including the amendment of the Company’s Credit Agreement and the amendment of its credit card processing agreement with its largest processor.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

AirTran Holdings, Inc.
Date: September 30, 2009	By:	/s/ Arne G. Haak
Arne G. Haak
Senior Vice President of Finance, Treasurer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1
Press Release announcing the closing of various transactions including the amendment of the Company’s Credit Agreement and the amendment of its credit card processing agreement with its largest processor.